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                                                                    EXHIBIT 23.c


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

           We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 of Conexant Systems, Inc. and the related Joint Proxy Statement/Prospectus of Conexant Systems, Inc. ("Conexant") and GlobespanVirata, Inc. ("GlobespanVirata") for the registration of Conexant's common stock and to the incorporation by reference therein of our report dated July 21, 2003, with respect to the financial statements of the WLAN business of GlobespanVirata, acquired from Intersil Corporation in August 2003, incorporated by reference in this Joint Proxy Statement/Prospectus from GlobespanVirata's Current Report on Form 8-K dated August 28, 2003, as amended, filed with the Securities and Exchange Commission.

                                                           /s/ ERNST & YOUNG LLP
Orlando, Florida
December 10, 2003